SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2004

THE ARISTOTLE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE                                                                       0-14669                                                                            06-116854

(State or other                                                      (Commission File Number)                                                      (IRS Employer

jurisdiction of incorporation)                                                                                                                                 Identification No.)

96 Cummings Point Road, Stamford, CT                                                       06902

                                          (Address of principal executive offices)                                                    (Zip Code)

Registrant's telephone number, including area code:             (203) 358-8000

(Former name or former address, if changed since last report)

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 2.02 Results of Operations and Financial Condition.

On November 4, 2004, The Aristotle Corporation issued a press release announcing financial results for the quarter ended September 30, 2004, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

  Exhibits

Exhibit 99.1 - Press release of The Aristotle Corporation, dated November 4, 2004.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ARISTOTLE CORPORATION

(Registrant)

By: /s/ H. William Smith

Name: H. William Smith

Title: Vice President, General Counsel

and Secretary

Date: November 4, 2004

EXHIBITS

Exhibit 99.1 Press release issued November 4, 2004.

For Immediate Release News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: (203) 358-8000 or (920) 563-2446

Fax: (203) 358-0179 or (920) 563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

2004 Third Quarter Results

Stamford, CT, November 4, 2004 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) announced today its results of operations for the third quarter of 2004.

For the three months ended September 30, 2004, net sales increased 6.6% to $55.4 million from $52.0 million in the third quarter of 2003. Earnings before income taxes increased 5.0% to $9.0 million from $8.6 million in the 2003 third quarter, and net earnings increased to $7.6 million compared to $5.2 million in the 2003 quarter. Net earnings applicable to common stockholders in the third quarter of 2004 was $5.5 million, or $.32 per diluted common share. In the 2003 third quarter, net earnings applicable to common stockholders was $3.1 million, or $.18 per diluted common share. Net earnings applicable to common stockholders in both the 2004 and 2003 periods includes the accretion of $2.2 million relating to the dividends on Aristotle's Series I and Series J preferred stocks issued on June 17, 2002. In each of the third quarters of 2004 and 2003, $4.3 million of preferred stock dividends were paid. Preferred stock dividends are payable, if and when declared, semi-annually on March 31 and September 30 of each year.

For the nine months ended September 30, 2004, net sales increased 6.6% to $139.0 million from $130.4 million in the first nine months of 2003. Earnings before income taxes for year-to-date 2004 increased 16.3% to $20.1 million from $17.3 million in 2003, and net earnings increased to $14.4 million from $10.5 million. Net earnings applicable to common stockholders for year-to-date 2004 was $7.9 million, or $.46 per diluted common share, compared to $4.1 million, or $.24 per diluted common share for year-to-date 2003. Net earnings applicable to common stockholders in both the 2004 and 2003 periods includes the accretion of $6.5 million relating to Aristotle's preferred stock dividends. In each of the nine-month periods of 2004 and 2003, $8.6 million of preferred stock dividends were paid.

In the quarter ended September 30, 2004, the valuation allowance that was established to reflect the estimate of Aristotle's Federal net operating tax loss carryforwards ("NOL's") that were expected to expire unutilized was reduced by $2.3 million to $8.7 million. The change in the valuation allowance related to the NOL's is predicated on the change in estimated utilization of NOL's due primarily to recent business acquisitions and other estimates of projected taxable income. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), goodwill from the business acquisitions completed in the third quarter of 2004 was reduced by $.7 million and deferred tax expense decreased by $1.6 million, resulting in an increase of $.09 to diluted earnings per common share for the third quarter and nine-month periods of 2004.

Although the reported net earnings for the third quarters of 2004 and 2003 are shown after-tax, approximately $2.6 million of cash from operations was retained in Aristotle in each of the quarters as a result of the utilization of NOL's. In the nine-month periods of 2004 and 2003, approximately $5.9 million and $5.0 million, respectively, of cash from operations was retained as a result of this utilization of NOL's. Except for Federal alternative minimum tax obligations arising from limitations on the NOL's in 2004 and future years, Aristotle anticipates that the utilization of available NOL's to offset future Federal taxable income will result in Aristotle not using its cash resources to pay Federal income taxes through 2006. At September 30, 2004, the Condensed Consolidated Balance Sheet contains a net deferred tax asset of $20.2 million, net of a valuation allowance of $8.9 million, of which $8.7 million relates to the NOL's.

Steven B. Lapin, Aristotle's President and Chief Operating Officer, stated, "I am pleased to report that your Company's EBITDA for the third quarter, which includes the seasonal peak of its annual business cycle, increased 2.7% to $9.8 million compared to last year. Revenues from the Educational segment for the current quarter increased 6.7%, yielding encouraging signs that effects of troublesome state budgets are at least stabilizing, which should allow the Educational segment to return to historical growth rates. Equally encouraging is the 4.3% growth realized in revenues from the Commercial segment."

Mr. Lapin added, "With the completion of the previously announced CPR Prompt(R) and Ginsberg Scientific transactions during this quarter, Aristotle has added a variety of products that include competitive proprietary lines as well as long-proven, effective and accepted teaching aids for classrooms. Meaningful contributions are expected from each of these acquisitions as their businesses transition into your Company's broad catalog offerings. The accounting change in goodwill referred to above does not at all diminish management's evaluation of the businesses acquired."

Dean T. Johnson, Aristotle's Chief Financial Officer, noted, "Your Company continues to maintain a strong financial position as reported by the balance sheet as of September 30, 2004. Including the cash investment of approximately $3.7 million for the acquisitions made in this quarter, long-term debt is $8.5 million less than at September 30, 2003. In addition to servicing the preferred stock dividends as well as the acquisitions, cash generated from operations has been used to reduce long-term debt to strategically favorable levels. At the same time, your Company maintained a favorable ratio of current assets to current liabilities of 4.8 to 1."

In providing EBITDA information, Aristotle offers a non-GAAP financial measure to complement its condensed consolidated financial statements presented in accordance with GAAP. This non-GAAP financial measure is intended to supplement the reader's overall understanding of Aristotle's current financial performance. However, this non-GAAP financial measure is not intended to supercede or replace Aristotle's GAAP results. A reconciliation of the non-GAAP results to the GAAP results is provided in the "Reconciliation of GAAP Net Earnings to EBITDA" schedule below. EBITDA is defined as earnings before interest and other income, income taxes, depreciation and amortization.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of educational, health, medical technology and agricultural products. A selection of over 80,000 items is offered, primarily through 47 separate catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Life/Form(R), Whirl-Pak(R), Simulaids, Triarco, Summit Learning, Hubbard Scientific, Scott Resources, Spectrum Educational Supplies, Haan Crafts, To-Sew, CPR Prompt(R) and Ginsberg Scientific. Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials, medical simulators and items for the agricultural, senior care and food industries. Aristotle has approximately 800 employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Woodstock, NY, Chippewa Falls, WI, Otterbein, IN and Newmarket, Ontario, Canada.

There are approximately 17.1 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and approximately 1.1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also approximately 11.0 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has about 4,000 shareholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired businesses; (iv) the ability of Aristotle to retain and utilize its Federal net operating tax loss carryforward position; and (v) general economic conditions. As a result, Aristotle's future development efforts involve a high degree of risk. For further information, please see Aristotle's filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K.

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net sales	$55,368	51,953	139,000	130,355
Cost of sales	35,199	32,592	86,811	81,529
Gross profit	20,169	19,361	52,189	48,826

Selling and administrative expense	10,885	10,319	31,170	30,437
Earnings from operations	9,284	9,042	21,019	18,389

Other expense (income):
Interest expense	292	452	894	1,131
Other, net	(41)	(10)	(20)	(65)
	251	442	874	1,066
Earnings before income taxes	9,033	8,600	20,145	17,323

Income taxes:
Current	1,004	821	2,038	1,800
Deferred	411	2,572	3,686	5,018
	1,415	3,393	5,724	6,818
Net earnings	7,618	5,207	14,421	10,505

Preferred dividends	2,158	2,150	6,479	6,450
Net earnings applicable to common stockholders	$5,460	3,057	7,942	4,055

Earnings per common share:
Basic	$.32	.18	.46	.24
Diluted	$.32	.18	.46	.24

Weighted average common shares outstanding:
Basic	17,120,573	17,033,069	17,110,431	17,032,153
Diluted	17,330,679	17,206,851	17,298,250	17,164,339

RECONCILIATION OF GAAP NET EARNINGS TO EBITDA

(in thousands)

(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net earnings	$7,618	5,207	14,421	10,505
Add:
Income taxes	1,415	3,393	5,724	6,818
Interest expense and other income	251	442	874	1,066
Depreciation and amortization	488	478	1,348	1,336
EBITDA	$9,772	9,520	22,367	19,725

THE ARISTOTLE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

Assets	September 30, 2004	December 31, 2003	September 30, 2003
	(unaudited)		(unaudited)
Current assets:
Cash and cash equivalents Investments	$4,219 1,016	5,566 -	7,058 -
Accounts receivable, net	23,070	11,881	22,109
Inventories	33,348	29,157	29,804
Prepaid expenses and other	3,912	5,598	5,777
Refundable income taxes	-	344	-
Deferred income taxes	9,292	8,184	7,251
Total current assets	74,857	60,730	71,999

Property, plant and equipment, net	17,256	17,340	16,855

Goodwill	13,530	11,509	10,908
Deferred income taxes	10,952	15,081	16,743
Other assets	526	454	321
Total assets	$117,121	105,114	116,826

Liabilities and Stockholders' Equity
Current liabilities:
Current installments of long-term debt	$105	1,415	1,541
Trade accounts payable	9,320	5,874	8,889
Accrued expenses	5,981	4,537	4,148
Accrued dividends payable	-	2,154	-
Income taxes	245	-	680
Total current liabilities	15,651	13,980	15,258

Long-term debt, less current installments	32,880	31,290	41,356

Stockholders' equity:
Preferred stock, Series I	6,580	6,412	6,319
Preferred stock, Series J	65,760	65,760	65,760
Common stock	171	171	170
Additional paid-in capital	1,288	860	668
Accumulated deficit	(5,315)	(13,257)	(12,569)
Accumulated other comprehensive earnings (loss)	106	(102)	(136)
Total stockholders' equity	68,590	59,844	60,212
Total liabilities and stockholders' equity	$117,121	105,114	116,826